For Immediate Release:                              Company Contact:
---------------------                               ---------------
February 24, 2004                                   Nancy C. Broadbent

                                                    Chief Financial Officer
                                                    (215) 579-7388

                                                    Investor Relations:
                                                    ------------------
                                                    Lisa M. Wilson
                                                    In-Site Communications
                                                    (212) 759-3929


          COLLAGENEX PHARMACEUTICALS REPORTS RECORD REVENUES OF $14.1
          -----------------------------------------------------------
        MILLION AND NET INCOME ALLOCABLE TO COMMON STOCKHOLDERS OF $0.14
        ----------------------------------------------------------------
           PER BASIC AND DILUTED SHARE IN THE FOURTH QUARTER OF 2003
           ---------------------------------------------------------

                   Net Income Allocable to Common Stockholders
                    for the year ended December 31, 2003 was
              $0.38 per Diluted Share on Revenues of $52.9 Million


Newtown, PA, February 24, 2004 - CollaGenex Pharmaceuticals, Inc. (Nasdaq: CGPI) today reported financial results for the fourth quarter and year ended December 31, 2003.

         In the fourth quarter of 2003, total revenues increased 21% to $14.1 million compared to $11.7 million in the fourth quarter of 2002. Net product sales were $13.1 million in the fourth quarter of 2003, an 18% increase over net product sales of $11.1 million recorded in the fourth quarter of 2002.

         Net income allocable to common stockholders for the fourth quarter of 2003 was $2.0 million, or $0.14 per basic and diluted share, compared to net income in the fourth quarter of 2002 of $688,000, or $0.06 per basic and diluted share. There were approximately 14,444,000 weighted average diluted shares outstanding during the fourth quarter of 2003 compared to approximately 11,889,000 weighted average diluted shares outstanding during the fourth quarter of 2002.

         Colin W. Stewart, president and chief executive officer of CollaGenex, commented, "2003 was a strong year for CollaGenex, as evidenced by the company's continued growth in revenues and earnings. Our specialty dental pharmaceutical business remains strong, with increasing acceptance of our products by the dental community. We maintained our momentum in the dermatology market as well, and were pleased with the continued growth of Pandel. We also made significant progress in the clinic, with the completion of our Phase III clinical trial of Periostat for the treatment of rosacea and the publication of data from additional trials supporting the use of Periostat in dental and dermatological indications."

         "With an eye toward future opportunities and challenges, we strengthened our management team to ensure that we continue to have a solid foundation for the execution of our growth strategy. Notable additions include Dr. Klaus Theobald, who as chief medical officer is leading our clinical development activities on current and new products. We are also actively recruiting a senior business development executive."

         Mr. Stewart continued, "CollaGenex took decisive steps in 2003 to resolve the outstanding legal issues affecting the proprietary position of Periostat. The Company sought and was granted a preliminary injunction preventing the FDA from approving generic versions of Periostat until a federal court judge hears and decides on the merits of our case that Periostat was incorrectly denied the protections of the Hatch-Waxman Act when Periostat was approved by the FDA in 1998. Though CollaGenex previously anticipated the case would be heard in January 2004, a date has not yet been set."

         "In addition, we settled all litigation with West-ward Pharmaceuticals. West-ward agreed that the Periostat patents are valid and infringed by the filing of West-ward's ANDA, and that these patents would be infringed by the manufacture and sale of a generic version of Periostat. We believe this industry acquiescence by a potential generic competitor will support our patent infringement case against Mutual Pharmaceuticals, which has been scheduled to be heard in the Eastern District Court of New York in mid-2005."

         "When I accepted the stewardship of CollaGenex at the end of 2003," Mr. Stewart added, "I based my decision on the strength of the currently marketed products, the quality of the pipeline generated by the IMPACS and Restoraderm technologies, and the considerable opportunity to build from this strong foundation. I firmly believe that by continuing to invest in the future we can successfully build on the momentum generated to-date and maximize the long-term value of the company for our shareholders. I look forward to keeping everyone abreast of the exciting times that lay ahead."

     For the year ended December 31, 2003, CollaGenex achieved total revenues of $52.9 million, an 18% increase over total revenues of $44.6 million for the year ended December 31, 2002. Net product sales in 2003 were $49.0 million, a 16% increase over the $42.1 million in net product sales recorded during 2002.

         Net income allocable to common stockholders in 2003 was $4.8 million, or $0.38 per diluted share, compared to a net loss allocable to common stockholders of $727,000, or $0.06 per diluted share, in 2002. The weighted average diluted number of shares outstanding increased from approximately 11,235,000 in 2002 to approximately 12,836,000 in 2003.

         CollaGenex made significant progress with its lead product, Periostat, in 2003. Canada and Switzerland approved Periostat as a treatment for periodontitis, contributing to a total of 11 countries that have granted regulatory and marketing approval of Periostat. In addition, the Company initiated a multi-center, double-blinded, placebo-controlled Phase 4 clinical study to evaluate the combined efficacy of Periostat and Atridox in the treatment of adult periodontitis.

         The body of clinical data supporting the potential utility of Periostat in treating rosacea continued to grow. Positive data was reported from several trials, including a Phase 2 clinical study evaluating Periostat as adjunctive therapy to MetroLotion and an open-label study published in Skin Med, the peer-reviewed dermatology journal.

         CollaGenex also made significant progress in building the Periostat franchise through the development of a new, modified release, once-daily formulation. Clinical studies conducted during 2003 established the pharmacokinetics of the Company's lead formulation and confirmed that it falls within the Company's pre-defined criteria for maximum serum concentration and total dose delivered. CollaGenex expects to begin Phase 3 clinical trials of this new formulation in periodontitis and rosacea patients during the first and second quarters of 2004, respectively.

         The Company also advanced the clinical study of other IMPACS compounds including COL-3, its novel, non-antimicrobial tetracycline derivative. CollaGenex initiated a double-blinded, placebo-controlled Phase 2 clinical study to evaluate the safety and efficacy of this compound in treating rosacea.

     At higher doses, COL-3 is the active ingredient in Metastat, the Company's compound currently undergoing Phase 2 clinical studies in the treatment of HIV-related Kaposi's sarcoma. This study is being sponsored by the National Cancer Institute (NCI), pursuant to the Cooperative Research and Development Agreement between CollaGenex and the NCI for Metastat. CollaGenex expects the results of this study to be announced during the second quarter of 2004.

CONFERENCE CALL

         As previously announced, CollaGenex will hold a conference call on Tuesday, February 24, 2004, at 11:00 a.m. Eastern Standard Time to discuss the company's fourth quarter and fiscal year 2003 operating and financial results and provide a corporate update. Investors and other interested parties can access the conference call by dialing (800) 695-6803 in the U.S. or (706) 643-1452 internationally, or via a live Internet broadcast on the company's website at WWW.COLLAGENEX.COM.

         For those who cannot listen to the live broadcast, a replay will be available shortly after the call at the aforementioned URL for 90 days. A dial-in replay of the call will be available until 11:59 p.m. on March 9, 2004 by dialing (800) 642-1687 and entering access code 5366311.

ABOUT COLLAGENEX

         CollaGenex Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on providing innovative medical therapies to the dental and dermatology markets. Currently, the Company's 115-person professional pharmaceutical sales force markets Periostat(R), which is indicated as an adjunct to scaling and root planing for the treatment of adult periodontitis. Periostat is the first and only pharmaceutical to treat periodontal disease by inhibiting the enzymes that destroy periodontal support tissues, and by enhancing bone protein synthesis. The sales force also promotes Atridox(R), Atrisorb(R), FreeFlow(TM) and Atrisorb-D FreeFlow, Atrix Laboratories Inc.'s products for the treatment of adult periodontitis, to the dental market, and Pandel(R), a prescription topical corticosteriod licensed from Altana, Inc., to the dermatology market.

     Research has shown that certain unique properties of the tetracyclines discovered during the development of Periostat may be applicable to other diseases involving inflammation and/or destruction of the body's connective tissues, including acne, rosacea, meibomianitis and cancer metastases, among others. CollaGenex is further evaluating Periostat, as well as the new IMPACS(R) compounds, to assess whether they are safe and effective in these applications. In addition, CollaGenex has licensed the Restoraderm(TM) technology, a unique, proprietary dermal drug delivery system, in order to develop a range of topical dermatological products with enhanced pharmacologic and cosmetic properties.

         To receive additional information on the Company, please visit our website at WWW.COLLAGENEX.COM which does not form part of this press release.

         This press release contains forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. Investors are cautioned that forward-looking statements involve risks and uncertainties, which may affect the Company's business and prospects. The Company's business of selling, marketing and developing pharmaceutical products is subject to a number of significant risks, including risks relating to the implementation of the Company's sales and marketing plans for Periostat(R) and other products that the Company markets, the outcome and consequences of the patent litigation against Mutual and the outcome of litigation initiated by Mutual, risks that the FDA will approve generic products, such as Mutual's products, that will compete with and limit the market for Periostat, risks inherent in research and development activities, risks associated with conducting business in a highly regulated environment and uncertainty relating to clinical trials of products under development, all as discussed in the Company's periodic filings with the U.S. Securities and Exchange Commission.

Periostat(R), IMPACS(R) and Metastat(R) are registered trademarks, and Restoraderm(R) is a trademark, of CollaGenex Pharmaceuticals, Inc.

All other trade names, trademarks or service marks are the property of their respective owners and are not the property of CollaGenex Pharmaceuticals, Inc. or any of our subsidiaries.

Pandel(R) is a trademark of Taisho Pharmaceuticals.

Atridox(R), Atrisorb(R) and Atrisorb-D(R) are trademarks of Atrix Laboratories, Inc.

                           Financial Statements Follow


                             Summary Financial Data
                      (In thousands, except share amounts)


                                                                       Quarter Ended                            Year Ended
                                                                        December 31,                           December 31,
                                                                  2003                 2002                 2003           2002
                                                                  ----                 ----                 ----           ----

Statement of Operations Data:
Revenues:
         Net product sales                                     $ 13,121             $ 11,085             $ 49,038        $ 42,111
         Contract revenues                                          958                  563                3,122           2,332
         License revenues                                            20                   14                  699             176
                                                                -------               ------               ------          ------
                  Total revenues                                 14,099               11,662               52,859          44,619

Operating Expenses:
     Cost of product sales                                        1,802                1,822                7,362           6,713
     Research and development                                     1,042                1,261                5,439           4,394
     Selling, general and administrative                          8,862                7,530               33,691          32,699
                                                                -------               ------               ------          ------
                  Total operating expenses                       11,706               10,613               46,492          43,806

Other Income (Expense):
         Interest income                                             64                   22                  148              77
         Interest expense                                            --                   --                   --              (5)
         Other income (expense)                                      (1)                  17                   (3)             17
                                                                 -------               ------               ------          ------
Income before taxes                                               2,456                1,088                6,512             902

Income tax provision                                                 85                   --                   85              --
                                                                 -------               ------               ------          ------

Net income                                                        2,371                1,088                6,427             902
         Preferred stock dividend                                   400                  400                1,600           1,629
                                                                 -------               ------               ------          ------

Net income (loss) allocable to common
stockholders                                                    $ 1,971               $  688              $ 4,827          $ (727)
                                                                =======                ======             =======           ======



Net income (loss) per basic share
allocable to common stockholders                                $  0.14               $ 0.06              $  0.40          $(0.06)
                                                                =======               ======              =======           ======
Weighted average shares used in computing
income (loss) per basic share allocable
to common stockholders                                       13,795,864           11,369,128           12,094,638      11,234,652
Net income (loss) per diluted share
allocable to common stockholders                                $  0.14               $ 0.06              $  0.38          $(0.06)
                                                                =======               ======              =======           ======
Weighted average shares used in computing
income (loss) per diluted share allocable
to common stockholders                                       14,444,266           11,889,338           12,836,364      11,234,652



Selected Balance Sheet Data:         December 31, 2003        December 31, 2002
---------------------------          -----------------        -----------------

Cash and cash equivalents               $    32,670              $   10,112
Total current assets                         41,033                  14,713
         Total assets                        43,305                  17,634

Total current liabilities                     9,023                   8,721
Long-term liabilities                           326                     561
         Total liabilities                    9,349                   9,282

Total stockholders' equity                   33,956                   8,352


                                       ###